Exhibit 10.12
November 11, 1998

Mr. Dan Case
Glenayre Electronics, Inc.
11360 Lakefield Drive
Atlanta, GA

Dear Dan:

As we previously discussed, I would like for you to continue your association with Glenayre as a consultant to the Integrated Network Group ("ING"). The terms and conditions of this consulting role are set forth below.

1. Consulting Period. The period of your Consulting Services (the "Consulting Period") shall commence on January 1, 1999 and shall continue until such time as Glenayre and you terminate, by written notice, the Consulting Period, provided that the Consulting Period shall continue for a minimum of four months.

2. Consulting Services. During the Consulting Period, you agree to provide to Glenayre reasonable services of an advisory or consulting nature with respect to ING's business and affairs, including without limitation advice and consultation related to ING's strategy, operating procedures, customers, suppliers, products and financial matters (the "Consulting Services"). The Consulting Services will be provided as follows: (i) during the first four months of the Consulting Period you agree to devote, at Glenayre's request, up to a total of 30 days (each eight hour period to be deemed a "day"); and (ii) thereafter, during the remainder of the Consulting Period, you agree to provide Consulting Services on an as-needed basis, subject to your availability, it being understood that you will not be required to render any Consulting Services during times in which you have prior business or personal commitments. In performing Consulting Services, you will not be required to be active in the day-to-day operations of ING.

3. Payments for Consulting Service. In consideration of the Consulting Services that you provide under Paragraph 2 above, Glenayre agrees to pay or provide benefits to you as follows:

         (a) During the first four months of the Consulting Period, Glenayre shall pay you the sum of $106,000 in four equal monthly installments of $26,500 each. Each payment will be made no later than the 10th day of the month.

         (b) Thereafter, during the Consulting Period, Glenayre will pay you a monthly retainer in the amount of $10,500.

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         (c)  During the Consulting Period, you shall receive insured health and dental benefits.

         (d) Glenayre shall reimburse you for all reasonable out-of-pocket expenses incurred by you during the Consulting Period at Glenayre's request.

5. Facilities. Upon your request, Glenayre shall furnish you with office space and facilities necessary for you to provide the Consulting Services.

7. No Recruitment of Employees. During the Consulting Period, and for a period of two years thereafter, you agree not to recruit, provide information on any personnel of the Glenayre Companies, or assist another employer in the recruitment of any employee of the Glenayre Companies. For this purpose, the term "Glenayre Companies" refers to Glenayre Electronics, Inc. and any subsidiary or affiliate of Glenayre Electronics, Inc. or Glenayre Technologies, Inc.

8.       Miscellaneous.

         (a) This agreement embodies the entire agreement and understanding between Glenayre and you concerning the subject matter of this agreement and supersedes all prior and contemporaneous agreements and understandings between Glenayre and you with respect to any payments to be made to your after the termination of your employment with Glenayre.

         (b) The terms and conditions of this agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

I appreciate your willingness to help Glenayre during this transition period.

        Very truly yours,

        GLENAYRE ELECTRONICS, INC.               ACCEPTED AND AGREED


        By: /s/ G Smith                          By: /s/ Dan Case
            Gary B. Smith                            Dan Case
            President and CEO